Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Annual Report on Form 10-K for the year ended July 31, 2013 of Straight Path Communications Inc. (the “Company”), of our report dated October 29, 2013 on our audits of the combined and consolidated balance sheets of the Company as of July 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended July 31, 2013, included in this Annual Report on Form 10-K.

/s/ Zwick & Banyai, PLLC

Zwick & Banyai, PLLC
Southfield, Michigan

October 29, 2013